Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CHECKPOINT THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value	Other (457(c) and 457(h))	2,100,000 (1)	$4.225 (2)	$8,872,500 (2)	0.0001102	$977.75
Total Offering Amounts					$977.75
Total Fee Offsets(3)					—
Net Fee Due					$977.75

(1)	Represents shares that may be issued under the Checkpoint Therapeutics, Inc. Amended and Restated 2015 Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s common stock (“Common Stock”) on the Nasdaq Capital Market on December 7, 2022.

(3)	The Registrant does not have any fee offsets.